Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
June 16, 2020	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Appoints Two Directors to its Board of Directors:

Ms. Cynthia L. Egan and Ms. Sonia Dulá

THE WOODLANDS, TX – Huntsman Corporation (NYSE: HUN) today announced the appointment of Ms. Cynthia L. Egan and Ms. Sonia Dulá to its Board of Directors effective immediately. Both bring to Huntsman long and distinguished professional careers in global financial services, investment management, and international operations. The Huntsman Board now comprises ten directors, nine of whom are independent.

Ms. Egan spent her career primarily as an executive in the investment management industry. She served as President of Retirement Plan Services for T. Rowe Price Group, a global investment management organization, and as an advisor to the U.S. Department of Treasury. Prior to joining T. Rowe Price, Ms. Egan held progressively senior level positions with Fidelity Investments, a multinational financial services corporation, including Executive Vice President, Head of Fidelity Institutional Services Company, President of the Fidelity Charitable Gift Fund, and Executive Vice President of Fidelity Management Research Company. Ms. Egan started her professional career at the Board of Governors of the Federal Reserve in 1980 and worked at KPMG Peat Marwick and Bankers Trust before joining Fidelity in 1989.

Ms. Egan presently serves as a director and the Vice Chair of the Board of The Hanover Insurance Group. She is also a director of Unum Group and the BlackRock Fixed Income Funds Complex, comprising 110 mutual funds, and she previously sat on the Board of Envestnet. She currently serves as Chair of the Board of Visitors of the University of Maryland School of Medicine.

Ms. Dulá spent her career primarily as an executive in the financial services and media industries, most recently serving as Vice Chairman at Bank of America (BofA), Global Corporate and Investment Banking. Before that, she ran Merrill Lynch’s Latin America Wealth Management Division and was head of BofA’s Latin America Corporate and Investment Banking Division. Before joining BofA, Ms. Dulá was the CEO of Grupo Latino de Radio, owner and operator of more than 500 radio stations in Latin America and the U.S. Hispanic market. Ms. Dulá began her career in investment banking at Goldman Sachs in London and New York.

Ms. Dulá presently serves as a director on the boards of Hemisphere Media Group, PRISA, and Acciona of Spain, and she serves as a member of the Latin America Strategic Advisory Board of Banco Itaú. Ms. Dulá is a life member of the Council on Foreign Relations, and she previously sat on the boards of the Council of the Americas, Women’s World Banking, and the Arsht Center for the Performing Arts.

Peter Huntsman, Chairman, President and CEO, commenting on the appointments, said, "We are honored to have Ms. Cynthia Egan and Ms. Sonia Dulá join our Board of Directors. Cynthia and Sonia each bring a wealth of relevant experience from the investment and banking industries, adding to our already diverse and experienced Board. These new directors will give us greater depth and capability.”

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2019 revenues of approximately $7 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 70 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 9,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

Twitter: www.twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Certain information in this release constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed under the caption "Risk Factors" in the Huntsman companies' filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting the ability to implement cost reductions, timing of proposed transactions, and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.